State Bank Financial Corporation 4th Quarter 2013 Earnings Presentation Joe Evans – Chairman and CEO Tom Callicutt – Executive Vice President and CFO Kim Childers – Vice Chairman and Executive Risk Officer January 30, 2014

2 Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this earnings deck that are not statements of historical fact may constitute forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate,” as well as similar expressions. These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of future amortization and accretion, anticipated internal growth and plans to establish or acquire banks or the assets of failed banks. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following: • general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values; • the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results; • our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen; • we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate; • costs or difficulties related to the integration of the banks we may acquire from the FDIC as receiver may be greater than expected; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; • economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and • we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2012, for a description of some of the important factors that may affect actual outcomes.

2013 Results Summary

STATE BANK
Financial Corporation

- Full year 2013 net income of $12.7 million
- Accretion income was $20.1 million higher in 2013 compared to 2012
- Noninterest income (excluding FDIC receivable amortization) increased $4.2 million in 2013 compared to 2012
- 4Q13 net income of $9.4 million driven by higher accretion income due to gains from loan pools closing out in the quarter
- 4Q13 noninterest expense declined although reinvestment in franchise continues

Income Statement Highlights					
(dollars in thousands, except per share data)	4Q13	3Q13	4Q12	FY 2013	FY 2012
Total interest income on invested funds	$2,416	$2,587	$2,585	$10,198	$11,390
Interest income on noncovered loans, including fees	15,861	15,800	15,053	61,176	55,460
Accretion income on covered loans	48,065	27,978	27,839	122,466	102,413
Total interest expense	1,961	1,981	2,096	7,933	9,749
Net interest income	64,381	44,384	43,381	185,907	159,514
Provision for loan losses (noncovered loans)	-	905	325	1,920	5,035
Provision for loan losses (covered loans)	(98)	(636)	3,021	(4,407)	10,081
Net interest income after provision for loan losses	64,479	44,115	40,035	188,394	144,398
Amortization of FDIC Receivable	(31,372)	(18,971)	(15,260)	(87,884)	(32,569)
Noninterest income	3,955	4,471	4,641	16,771	12,571
Total noninterest income	(27,417)	(14,500)	(10,619)	(71,113)	(19,998)
Total noninterest expense	22,718	23,124	24,783	97,967	89,236
Income before income taxes	14,344	6,491	4,633	19,314	35,164
Income tax expense	4,927	2,142	1,418	6,567	12,422
Net income	$9,417	$4,349	$3,215	$12,747	$22,742
Diluted net income per share	.28	.13	.10	.38	.69
Dividends per share	.03	.03	.03	.12	.06
Tangible book value per share	13.24	12.97	13.06		

Balance Sheet Highlights (period-end balances)	4Q13	3Q13	4Q12
Noncovered loans	$1,123,475	$1,164,854	$985,502
Total assets	2,600,705	2,527,101	2,661,034
Noninterest-bearing deposits	468,138	420,269	387,450
Total deposits	2,128,325	2,049,911	2,148,436
Shareholders' equity	437,183	428,593	430,216

Note: Consolidated financial results for 4Q 2013 contained throughout this presentation are unaudited; numbers may not add due to rounding

3

4 173 205 257 230 185 (21) (26) (28) (48) 52 78 1 3 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 4Q13 Accretable Discount Acc. Discount Accretion Transfers 355 259 211 157 103 (59) (20) (24) (23) (21) (8) (11) 0 (17) (21) (19) (31) 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 4Q13 FDIC Receivable FDIC Rec. Collections from FDIC Other Amortization of FDIC Rec.  Collections and amortization in the fourth quarter decreased the total FDIC receivable (indemnification asset) by $53mm to $103mm at quarter end; current scheduled indemnification asset amortization of $49mm at 4Q13 is down $24mm from the end of 3Q13 and has an estimated weighted average life of 3 quarters 1 Other includes charge-offs, write-downs, and other losses, amount attributable to loss share agreements and external expenses qualifying under loss share agreements Continued Improvement in Actual and Forecasted Covered Loan Performance ($ i n mi llio n s) $49mm of scheduled future amortization with an estimated weighted average life of 3 quarters $185mm of scheduled future accretion with an estimated weighted average life of 9 quarters ($ i n mi llio n s) 1  As of the end of 4Q13, there is $185mm of accretable discount to be recognized as loan accretion income, with an estimated weighted average life of 9 quarters

5 (0) (0) (0) (0) (0) (0) (0) (0) (0) (0) 0 Security Bank Buckhead Community & First Security 136 90 75 53 38 88 66 52 39 23 0 20 40 60 80 100 120 140 160 4Q12 1Q13 2Q13 3Q13 4Q13 FDIC Receivable 1  Our first two loss share transactions are our largest, with the loss share on non-single family loans for Security Bank (“SB”) expiring in July 2014 and Buckhead Community Bank (“BCB”) expiring in December 2014  Security and Buckhead, along with First Security National Bank (“FSNB”), which has a December 2014 non-single family loss share expiration, collectively represent $61mm, or 59%, of the total FDIC receivable at the end of 4Q13 compared to $92mm in the previous quarter and $224 million at year-end 2012 Managing Toward a Soft Landing for Loss Share Expiration ($ i n mi llio n s) 1 Single-family and non-single family balances from Security Bank, Buckhead Community Bank and First Security National Bank only $14mm and $7mm of scheduled future amortization on SB and BCB & FSNB, respectively

6 Executing on Strategic Priorities Increasing Efficiency Improving Funding Prudently Growing Earning Assets  Ongoing productivity and efficiency initiatives continue to positively impact expense run-rate  Total noninterest expense declined for the third straight quarter  Average noninterest-bearing deposits increased $51mm over the prior year and represent more than 20% of total deposits  Cost of funds remains low at 37 bps  Noncovered loans increased $138mm, or 14%, year-over-year and represent over 81% of total gross loans  Credit metrics on noncovered portfolio remain very solid Co re B an k Effectively Managing Loss Share Expiration  FDIC receivable decreased $53mm in the fourth quarter and $252mm in 2013 to end the year at $103mm  $185mm of accretable discount remaining at December 31, 2013 Lo ss Sha re

7 Financial Results: Revenue 1 Excludes accretion income 2 Excludes amortization of FDIC receivable  Total interest income of $18.3mm was relatively stable versus the prior quarter  Noninterest income increased $0.2mm in 4Q13, excluding indemnification asset amortization and securities gains, led by higher payroll fee income  Accretion income increased $20.1mm in 4Q13 primarily due to gains from loan pools closing out in the quarter  Amortization of FDIC receivable negatively impacted noninterest income in 4Q13 by $31.4mm ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) 0 5,000 10,000 15,000 20,000 4Q12 1Q13 2Q13 3Q13 4Q13 Interest Income 1 0 1,000 2,000 3,000 4,000 5,000 4Q12 1Q13 2Q13 3Q13 4Q13 Noninterest Income 2 Noninterest Income Gains on Securities and FHLB Stock 0 4,000 8,000 12,000 16,000 20,000 4Q12 1Q13 2Q13 3Q13 4Q13 Net Covered Portfolio Revenue 3 3 Accretion income net of amortization of FDIC receivable

8 Financial Results: Expense 1 Excludes loan collection and OREO costs  Noninterest expense, excluding loan collection and OREO costs, decreased $765 thousand from 3Q13 and was $1.9mm lower compared to year- end 2012  Full-year 2013 noninterest expense includes $2.6mm of one-time severance costs recognized in 1Q13, 2Q13 and 3Q13 (no one-time costs recorded in 4Q13)  Reinvestment in revenue producing initiatives to profitably grow the franchise ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Loan collection and OREO costs of $733 thousand in 4Q13  Loan collection and OREO costs linked-quarter increase partially driven by losses on sales of OREO properties 0 5,000 10,000 15,000 20,000 25,000 30,000 4Q12 1Q13 2Q13 3Q13 4Q13 Noninterest Expense 1 0 500 1,000 1,500 2,000 2,500 4Q12 1Q13 2Q13 3Q13 4Q13 Loan Collection and OREO Costs

9 Financial Results: Earning Assets / Funding  Period-end noncovered loans decreased a net $41.4mm in 4Q13 due to anticipated large payoffs in commercial real estate portfolio; average noncovered loans increased linked- quarter  Noncovered loans of $1.12B comprise over 81% of total gross loans, up from 67% at the end of 2012 period and just 27% at the end of 2010  Continue to experience relatively steady growth in noninterest-bearing deposits  Cost of funds has declined 145 bps since 2Q10 ($ i n mi llio n s) ($ i n millio n s) N IB / Tot al D ep o sit s 78 1,123 1,036 257 0 200 400 600 800 1,000 1,200 1,400 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q Loan Portfolio Noncovered Covered 1.82% .37% 0.0% 0.5% 1.0% 1.5% 2.0% 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q Cost of Funds 0% 5% 10% 15% 20% 25% 0 100 200 300 400 500 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q 4Q Noninterest-bearing Deposits NIB Deposits NIB / Total Deposits

10 Credit: Noncovered Portfolio  Minimal charge-offs resulted in net recoveries on noncovered assets in 4Q13; net recoveries in 4 of the past 5 quarters  NPLs declined $590 thousand linked-quarter and represent 21 bps of total noncovered loans at 4Q13  Total NPAs declined to $3.3mm in 4Q13 from $3.9mm the prior quarter  Noncovered allowance to noncovered loans is 1.48% ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) N PL % ALL % (400) (200) 0 200 400 600 800 1,000 4Q12 1Q13 2Q13 3Q13 4Q13 Noncovered Net Charge-offs (Recoveries) 0 2,000 4,000 6,000 8,000 10,000 4Q12 1Q13 2Q13 3Q13 4Q13 Noncovered Nonperforming Assets NPLs OREO 0.00% 0.50% 1.00% 1.50% 2.00% 0.00% 0.25% 0.50% 0.75% 1.00% 4Q12 1Q13 2Q13 3Q13 4Q13 Noncovered Credit Ratios Noncovered NPLs to Noncovered Loans Noncovered ALL to Noncovered Loans

11 Credit: Covered OREO ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Covered OREO balances declined 10.5% to $46.2mm in 4Q13  Covered OREO represents 98.0% of total OREO balances  Essentially all new inflows of OREO are covered  OREO sales averaged $21mm per quarter during the past year with over 550 OREO properties sold in 2013 0 10,000 20,000 30,000 40,000 50,000 60,000 4Q12 1Q13 2Q13 3Q13 4Q13 Covered OREO Balances 0 5,000 10,000 15,000 20,000 25,000 30,000 4Q12 1Q13 2Q13 3Q13 4Q13 Covered OREO Inflows 0 5,000 10,000 15,000 20,000 25,000 30,000 4Q12 1Q13 2Q13 3Q13 4Q13 Covered OREO Sales

12 Well Positioned Franchise Efficient Network in Attractive Markets Special Asset Expertise Mitigated Credit Risk Balance Sheet Strength Management Depth  Scalable core banking operations in attractive markets  A highly effective problem asset resolution business  Capital levels to support organic and opportunistic growth  Team with a track record of organic growth, successful integrations and building long-term shareholder value  Credit risk mitigated by covered assets and timing of when essentially all noncovered assets were generated (commencing July 2009) Payments Expertise  Treasury services, cash management and payroll capabilities to drive core deposit growth